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                [WILLIAMS, CALIRI, MILLER & OTLEY LETTERHEAD]


                               August 22, 1995



Ramapo Financial Corporation
64 Mountain View Boulevard
Wayne, NJ  07470


Gentlemen:

         We have acted as counsel to Ramapo Financial Corporation, a New Jersey corporation (the "Company"), in connection with the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, covering the registration of 750,000 shares of the Company's Common Stock, par value $1.00 per share, issuable upon the exercise of stock options issued under the Ramapo Financial Corporation 1995 Employee Stock Option Plan (the "Plan").

         We have examined such documents and instruments and satisfied ourselves as to such other matters as we deemed necessary for the purposes of this opinion.

         The shares of Common Stock issuable under the Plan on or after the effective date of the Registration Statement, when issued against payment as provided in the Plan, will be legally issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion in the Registration Statement.

                                     Very truly yours,

                                     WILLIAMS, CALIRI, MILLER & OTLEY
                                     A Professional Corporation

                                     By: /s/ Stuart M. Geschwind
                                         ----------------------------
                                         Stuart M. Geschwind



SMG/PK
File no. 7847-35